As filed with the Securities and Exchange Commission on November 8, 2017

Registration No. 333-220981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VICAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	2836	93-0948554
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10390 Pacific Center Court

San Diego, California 92121

(858) 646-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vijay B. Samant

President and Chief Executive Officer

Vical Incorporated

10390 Pacific Center Court

San Diego, California 92121

(858) 646-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frederick T. Muto, Esq. Sean M. Clayton, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Matthew T. Bush, Esq. Latham & Watkins LLP 12670 High Bluff Drive San Diego, California 92130 (858) 523-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-220981)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-220981), as amended, declared effective on November 7, 2017 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

See Exhibit Index immediately preceding the signature page.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1†	Form of Underwriting Agreement.

3.1(i)(1)	Restated Certificate of Incorporation. (P)

3.2(ii)(2)	Amended and Restated Bylaws of the Company.

3.3(i)(2)	Certificate of Amendment to Restated Certificate of Incorporation.

3.4(i)(3)	Certificate of Amendment to Restated Certificate of Incorporation.

3.5(i)(4)	Certificate of Amendment to Restated Certificate of Incorporation.

3.6(i)(5)	Certificate of Amendment to Restated Certificate of Incorporation.

4.1(1)	Specimen Common Stock Certificate. (P)

4.2†	Form of Pre-Funded Warrant.

5.1	Opinion of Cooley LLP.

10.1(6)+	Amended and Restated Stock Incentive Plan of Vical Incorporated.

10.2(7)+	Form of Indemnity Agreement between the Company and its directors and officers.

10.3(8)+	Vical Incorporated Non-Employee Director Compensation Policy.

10.4(9)+	Form of Delayed Issuance Stock Purchase Election Agreement, as amended, under the Amended and Restated Stock Incentive Plan (with deferral election).

10.5(10)+	Form of Delayed Issuance Stock Purchase Election Agreement, as amended, under the Amended and Restated Stock Incentive Plan.

10.6(11)+	Restated employment letter dated January 9, 2009, between the Company and Vijay B. Samant.

10.7(12)+	Employment Agreement dated January 14, 2005, between the Company and Anthony A. Ramos.

10.8(13)+	Severance Agreement dated January 23, 2015, between the Company and Anthony A. Ramos.

10.9(14)+	Employment Agreement dated August 25, 2003, between the Company and Larry Smith.

10.10(15)+	Severance Agreement dated January 23, 2015, between the Company and Larry Smith.

10.11(16)*	U.S. License Agreement dated July 12, 2011, between the Company and Astellas Pharma Inc.

10.12(17)*	Ex-U.S. License Agreement dated July 12, 2011, between the Company and Astellas Pharma Inc.

10.13(18)*	Supply and Services Agreement dated July 12, 2011, between the Company and Astellas Pharma Inc.

10.14(19)	Letter agreement dated July 12, 2011, related to the U.S. License Agreement dated July 12, 2011, between the Company and Astellas Pharma Inc.

10.15(20)*	1st Amendment dated August 6, 2012, to U.S. License Agreement Between Vical Incorporated and Astellas Pharma Inc.

10.16(21)*	1st Amendment dated August 6, 2012, to Ex-U.S. License Agreement Between Vical Incorporated and Astellas Pharma Inc.

10.17(22)*	1st Amendment dated August 6, 2012, to Supply and Services Agreement Between Vical Incorporated and Astellas Pharma Inc.

10.18(23)*	License Agreement dated March 24, 2015, between the Company and Astellas Pharma Inc.

10.19(24)*	Amendment No. 1 dated August 31, 2015, to License Agreement dated March 25, 2015, between the Company and Astellas Pharma Inc.

10.20(25)*	License Agreement dated December 7, 2001, between the Company and CytRx Corporation.

10.21(26)	Letter Agreement dated July 5, 2011, related to the License Agreement dated December 7, 2001, between the Company and CytRx Corporation.

10.24(27)	Lease dated January 30, 2002, between the Company and Kilroy Realty, L.P. a Delaware Limited Partnership.

10.25(28)	First Amendment dated July 15, 2016, to Lease dated January 30, 2002, between the Company and Kilroy Realty, L.P. a Delaware Limited Partnership.

10.26(29)	Stock Purchase Agreement dated August 1, 2016, between the Company and AnGes MG, Inc.

10.27(30)	At-the-Market Issuance Sales Agreement, dated October 13, 2016, by and between the Company and IFS Securities, Inc. (doing business as BP, a division of IFS Securities, Inc.).

23.1†	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (reference is made to Exhibit 5.1).

24.1†	Powers of Attorney.

+	Indicates management contract or compensatory plan
*	The Registrant has obtained confidential treatment with respect to certain portions of this exhibit
†	Previously filed
(P)	Paper exhibit
(1)	Incorporated by reference to the exhibit of the same number filed with the Company’s Registration Statement on Form S-3 (No. 33-95812) filed on August 15, 1995.
(2)	Incorporated by reference to the exhibit of the same number filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.
(3)	Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (No. 333-135266) filed on June 23, 2006.
(4)	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 25, 2016.
(5)	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 1, 2017.

(6)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 1, 2017.
(7)	Incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
(8)	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.
(9)	Incorporated by reference to Exhibit 10.58 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
(10)	Incorporated by reference to Exhibit 10.59 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
(11)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on January 15, 2009.
(12)	Incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
(13)	Incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
(14)	Incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
(15)	Incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
(16)	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.
(17)	Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.
(18)	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.
(19)	Incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K filed on January 5, 2012.
(20)	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.
(21)	Incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.
(22)	Incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.
(23)	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.
(24)	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.
(25)	Incorporated by reference to Exhibit 99 to CytRx Corporation’s Current Report on Form 8-K filed on December 21, 2001.
(26)	Incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on January 5, 2012.
(27)	Incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

(28)	Incorporated by reference to the Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.
(29)	Incorporated by reference to the Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.
(30)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on October 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this post-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on the 8th day of November, 2017.

Vical Incorporated

By:	/s/ Vijay B. Samant
Vijay B. Samant
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Vijay B. Samant	President, Chief Executive Officer and Director	November 8, 2017
Vijay B. Samant	(Principal Executive Officer)

/s/ Anthony A. Ramos	Vice President, Chief Financial Officer	November 8, 2017
Anthony A. Ramos	(Principal Financial and Accounting Officer)

/s/ R. Gordon Douglas, M.D.*	Chairman of the Board of Directors	November 8, 2017
R. Gordon Douglas, M.D.

/s/ Richard M. Beleson*	Director	November 8, 2017
Richard M. Beleson

/s/ Gary A. Lyons*	Director	November 8, 2017
Gary A. Lyons

/s/ Robert C. Merton, Ph.D.*	Director	November 8, 2017
Robert C. Merton, Ph.D.

/s/ George J. Morrow*	Director	November 8, 2017
George J. Morrow

/s/ Thomas E. Shenk, Ph.D.*	Director	November 8, 2017
Thomas E. Shenk, Ph.D.

*	Pursuant to power of attorney

By:	/s/ Vijay B. Samant
Vijay B. Samant